EXHIBIT 99.P



                                EXHIBIT 23(P)(19)

          CODE OF ETHICS ON BEHALF OF IRONWOOD CAPITAL MANAGEMENT, LLC

                                ICM SERIES TRUST
                        ICM/ISABELLE SMALL-CAP VALUE FUND

                      STATEMENT OF POLICY AND PROCEDURES OF
                        IRONWOOD CAPITAL MANAGEMENT, LLC
                 DESIGNED TO DETECT AND PREVENT INSIDER TRADING

                                    SECTION I

POLICY ON INSIDER TRADING

A. SCOPE. This statement of policy and procedures to detect and prevent insider trading ("Policy Statement") covers: (i) Ironwood Capital Management, LLC (the "Adviser"), (ii) all persons controlled by, controlling or under common control with Ironwood Capital Management, LLC; and (iii) each and every employee, officer, director, general partner and member of any person described in clauses
(i) or (ii) (all persons described in this paragraph are referred to collectively as the "Affiliates"). This Policy Statement extends to activities both within and outside each Affiliate's relationship with the Adviser.

         This Policy Statement operates in conjunction with the Code of Ethics of the ICM Series Trust (the "Code of Ethics"), and is in addition to, and not in replacement of, the obligations imposed on the Advisor and its Affiliates by the Code of Ethics.

         Each individual covered by this Policy Statement shall: (i) receive a copy of this Policy Statement at the time of his/her hire, (ii) certify in writing that he/she has read and understood the Policy Statement and (iii) retains a copy at all times. On an annual basis, each individual covered by this Policy Statement shall certify that he/she has complied in all respects with the Policy Statement during the preceding year. Any questions regarding the Adviser's policy and procedures should be referred to the person designated from time to time as the Compliance Officer (the "Compliance Officer") in the Code of Ethics.

B. POLICY STATEMENT ON INSIDER TRADING. The Adviser forbids any Affiliate from trading, either personally or on behalf of others (including mutual funds and private accounts managed by any Affiliate), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading."

                  The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider"), or to communications of material nonpublic information to others.

         While the law concerning insider trading is not static, it is generally understood that the law, among other things, prohibits:

         (a) trading by an insider, while in possession of material nonpublic information, or

         (b) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

         (c) communicating material nonpublic information to others by an insider or by a non- insider prohibited from trading by (b), above

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions, you should consult the Compliance Officer.

         1.     WHO IS AN INSIDER?

               The concept of "insider" is broad. It generally refers to officers, directors and employees of a company. In addition, a person who is not an insider can become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, printers and the employees of such organizations. In addition, an Affiliate may become a temporary insider of another company for which the Adviser performs investment advisory or other services. That other company must expect the temporary insider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before such company or person will be considered to have the responsibilities of an insider.

         2.     WHAT IS MATERIAL INFORMATION?

               Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that Affiliates should consider material includes, but is not limited to:

        o      dividend changes;
        o      earnings estimates;
        o      changes in previously released earnings estimates;
        o      merger, acquisition or divestiture proposals or agreements;
        o      major litigation;
        o      liquidity problems;

        o      significant management developments;
        o      expansion or curtailment of operations;
        o      significant increases or decreases in purchase orders;
        o      new products or discoveries;
        o      extraordinary borrowing;
        o      purchase or sale of substantial assets; and
        o capital restructuring (including issue of rights, warrants or convertible securities).

Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not. The material inside information was found to have been misappropriated from the JOURNAL by the reporter.

         3.  WHAT IS NONPUBLIC INFORMATION?

         Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or a stock exchange; or disseminated by the issuer or securities analysts to the investment community through a written report or public meetings; or appearing in DOW JONES NEWS SERVICE, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publication of general circulation; would be considered public.

         4.  PENALTIES FOR INSIDER TRADING.

         Penalties for trading on or communicating material nonpublic information are severe, both for companies involved in such unlawful conduct and their employees. A person can be subject to some or all of the penalties below even if he or she does no personally benefit from the violation.

Penalties include:

o     civil injunctions;
o     treble damages;
o     disgorgement of profits;
o     jail sentence;
o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
o fines for the employer OR OTHER CONTROLLING PERSON of up to the greater of $1,000,000 or three times the amount of the profit gained of loss avoided.

In addition, any violation of this Policy Statement can be expected to result in serious sanctions being imposed by the Adviser, including dismissal of the persons involved.

                                   SECTION II

                      PROCEDURES TO IMPLEMENT THE ADVISER'S
                         POLICY AGAINST INSIDER TRADING

     The following procedures have been established to aid the Affiliates avoid insider trading and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading. Every Affiliate must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Compliance Officer.

         A. IDENTIFYING INSIDE INFORMATION. Before trading for yourself or for others (including investment companies or private accounts management by the Adviser) in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         1. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

         2. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace through, E.G., filing of a report with the SEC or a stock exchange: dissemination by the issuer or securities analysts to the investment community through a written report or public meetings; or appearances in a publication of general circulation such as REUTERS or THE WALL STREET JOURNAL?

                  If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

         (i)    Report the matter immediately to the Compliance Officer;

         (ii) Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Adviser; and

         (iii) Do not communicate the information to anyone inside or outside the Adviser, other than to the Compliance Officer.

After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information, provided your actions further comply with the Code of Ethics.

         B. PERSONAL SECURITIES TRADING. You shall submit reports for securities transactions for yourself and those persons, funds or private accounts for whom you make investment decisions as required by the Code of Ethics if it is applicable to you.

         C. RESTRICTED ACCESS TO MATERIAL NONPUBLIC INFORMATION. Information in your possession that you identify as material and nonpublic may not be communicated to anyone, INCLUDING other employees, officers, directors or members of the Adviser, except to the Compliance Officer as provided in paragraph A of this Section II. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

         D. RESOLVING ISSUES CONCERNING INSIDER TRADING. If, after consideration of the items set forth in paragraph A of this Section II, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

                                   SECTION III

                             SUPERVISORY PROCEDURES

         The role of the Compliance Officer is critical to the implementation and maintenance of this Policy Statement. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

         A. PREVENTION OF INSIDER TRADING. To prevent insider trading, the Compliance Officer will:

         1. Provide, on a regular basis, and education program to familiarize Affiliates with this Policy Statement.

         2. Familiarize himself/herself with the securities trading history of the Affiliates.

         3. Answer questions regarding this Policy Statement, and keep abreast of changes in laws regarding insider trading.

         4. Resolve issues of whether information received by an Affiliate is material and nonpublic.

         5. Review this Policy Statement on a regular basis and update it as necessary.

         6. When it has been determined that an Affiliate has material nonpublic information:

                (i) implement measures to prevent dissemination of such information, and

                (ii) if necessary, restrict Affiliates from trading the
                     securities.

         7. Promptly review, and either approve or disapprove, in writing, each request of an officer, director, employee or member for clearance to trade in specified securities.

         B. DETECTION OF INSIDER TRADING. To detect insider trading, the Compliance Officer will:

         1.     Review the trading activity reports filed by each Affiliate.

         2. Review the trading activity of mutual funds and private accounts managed by the Affiliates.

         3.     Review the trading activity of the Adviser's own accounts.

         4. Coordinate the review of such reports with other appropriate Affiliates.

         C. SPECIAL REPORTS TO MANAGEMENT. Promptly, upon learning of a potential violation of this Policy Statement, the Compliance Officer will prepare a written report to management providing full details and recommendations for further action.

         D. ANNUAL REPORTS TO MANAGEMENT. On an annual basis, the Compliance Officer will prepare a written report to the executive management of the Adviser setting forth the following:

         1. A summary of existing procedures to detect and prevent insider trading.

         2. Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

         3. An evaluation of the current procedures and any recommendations for improvement; and

         4. A description of the Adviser's continuing education program regarding insider trading, including the dates of such programs since the last report to management.